Exhibit 10.1

EXECUTION VERSION

AGREEMENT

THIS AGREEMENT (“Agreement”), dated as of July 24, 2013, is entered into by and between BMC Software, Inc., a Delaware corporation (the “Company”), and Elliott Associates, L.P., a Delaware limited partnership (“Elliott”), and Elliott International, L.P., a Cayman Islands limited partnership (together, the “Stockholders”).

WITNESSETH:

WHEREAS, pursuant to Section 5.12 of the Merger Agreement (as may be amended from time to time, the “Merger Agreement”), dated as of May 6, 2013, by and among Boxer Parent Company Inc., a Delaware corporation (“Parent”), Boxer Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and the Company, the Company has provided its written consent (the “Company Consent”) to permit Elliott Associates, to directly or indirectly obtain shares of stock in Parent (“Parent Stock”), prior to the Effective Time (as defined in the Merger Agreement), in exchange for the Contribution (as defined in the Elliott Equity Commitment Letter (as defined below)) as contemplated by the Elliott Equity Commitment Letter (the “Participation”);

WHEREAS, in connection with the Participation and concurrently with the execution of the Amendment No. 1 to the Merger Agreement (the “Amendment”), dated as of the date hereof, Elliott is entering into an equity commitment letter (the “Elliott Equity Commitment Letter”) in favor of Parent, pursuant to which Elliott has agreed to invest in Parent the amounts set forth therein in connection with the Merger Agreement, as amended by the Amendment, as specified and subject to the terms and conditions therein; and

WHEREAS, in connection with the Participation and concurrently with the execution of the Amendment, Elliott is entering into a limited guarantee (the “Elliott Guarantee”) in favor of the Company, pursuant to which Elliott is guaranteeing certain obligations of Parent and Merger Sub in connection with the Merger Agreement, as amended by the Amendment, as specified and subject to the terms and conditions therein.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements of the parties contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE 1

COVENANTS

1.1

Covenants of the Stockholders. Each of the Stockholders agrees with the Company that, during the period commencing on the date hereof and ending on the date when this Agreement terminates in accordance with Section 3.1 (the “Covered Period”), it shall not, and shall cause each of its affiliates and each of its and their respective directors, officers, partners, members and agents (acting in such capacity) (collectively, “Representatives”) not to, in any manner, directly or indirectly, alone or in concert with others:

(i)	form, join, encourage, influence, advise or in any way participate in a “partnership, limited partnership, syndicate or other group” (within the meaning of Section 13(d)(3) of the United States Securities Exchange Act of 1934 (the “Exchange Act”)) with respect to any securities of the Company (other than any “group” solely among the Stockholders and their affiliates (the “Stockholder Affiliates”); provided that the Stockholder Affiliates shall not include either competitors of the Company or companies in the computer software industry) or otherwise in any manner agree, attempt, seek or propose to deposit any securities of the Company or any securities convertible or exchangeable into or exercisable for any such securities in any voting trust or similar arrangement, or subject any securities of the Company to any arrangement or agreement with respect to the voting thereof, except as expressly set forth in this Agreement and in the Voting Agreement, dated as of May 4, 2013, by and among Parent, the Company and the Stockholders (the “Voting Agreement”);

(ii)	make, engage in, or in any way participate in, directly or indirectly, any “solicitation” of proxies (as such terms are used in the proxy rules of the SEC but without regard to the exclusion set forth in Rule 14a-1(l)(2)(iv)) or consents to vote, or seek to advise, encourage or influence any person with respect to the voting of any securities of the Company for the election of individuals to the Company’s board of directors (the “Board”) or to approve stockholder proposals, or become a “participant” in any contested “solicitation” for the election of directors with respect to the Company (as such terms are defined or used under the Exchange Act), other than a “solicitation” or acting as a “participant” in support of all of the nominees of the Board at any stockholder meeting;

(iii)	make or be the proponent of any stockholder proposal (pursuant to Rule 14a-8 under the Exchange Act or otherwise);

(iv)	(A) call or seek to call any meeting of stockholders, including by written consent, (B) seek representation on the Board, (C) seek the removal of any member of the Board, (D) solicit consents from stockholders, (E) conduct a referendum of stockholders or (F) make a request for any stockholder list or other similar Company records;

(v)	sell, offer or agree to sell, all or substantially all, directly or indirectly, through swap or hedging transactions or otherwise, voting rights decoupled from the underlying common stock, par value $0.01 per share, of the Company (“Common Stock”) held by the Stockholders to any Third Party (as defined below);

(vi)	take any action, alone or in concert with others, in support of or make any proposal or request that constitutes: (A) advising, controlling, changing or influencing the Board or management of the Company, including any plans or proposals to change the number or term of directors or (except as provided in Section 1.1) to fill any vacancies on the Board, (B) any material change in the capitalization or dividend policy of the Company, (C) any other material change in the Company’s management, business or corporate structure, (D) seeking to have the Company waive, or make amendments or modifications to, the Company’s Certificate of Incorporation or Bylaws, or other actions which may impede the acquisition of control of the Company by any person, (E) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange or (F) causing a class of equity securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(vii)	enter into any discussions, negotiations, agreements or understandings with any Third Party with respect to the foregoing, or advise, assist, intentionally encourage or seek to persuade any Third Party to take any action with respect to any of the foregoing, or otherwise take or cause any action inconsistent with any of the foregoing; or

(viii)	request, directly or indirectly, any amendment or waiver of the foregoing matters.

For purposes of this Agreement, the terms “affiliate” and “associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act, and the term “Third Party” shall mean any person or entity that is not a party to this Agreement or an affiliate thereof, a member of the Board, a director or officer of the Company, or legal counsel to any party to this Agreement.

The foregoing provisions of this Section 1.1 shall not be deemed to prohibit the Stockholders and their Representatives from (i) communicating privately with the Company’s directors, officers or advisors so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure of such communications, (ii) negotiating, consummating or (subject to the confidentiality and other obligations of Parent under the Merger Agreement and of the Stockholders under the Existing Confidentiality Agreement (as defined in the Elliott Guarantee) and under any other agreement with Parent or any of the other Guarantors (as defined in the Merger Agreement) publicly commenting on the transactions contemplated by the Elliott Guarantee, the Elliott Equity Commitment Letter or the Merger Agreement or Elliott’s direct or indirect equity ownership of Parent resulting therefrom, in each case in accordance with the provisions of the Voting Agreement or (iii) complying with its obligations under the Voting Agreement.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES

2.1	Representations of the Stockholders

The Stockholders represent and warrant as follows:

(a)	The Stockholders have the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby.

(b)	This Agreement has been duly and validly authorized, executed and delivered by the Stockholders, constitutes a valid and binding obligation and agreement of the Stockholders and is enforceable against the Stockholders in accordance with its terms.

2.2	Representations of the Company

The Company represents and warrants as follows:

(a)	The Company has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby.

(b)	This Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms.

ARTICLE 3

TERMINATION

3.1	Termination

This Agreement shall remain in full force and effect until the earliest of:

(a)	the valid termination of the Elliott Guarantee; and

(b)	such other date established by mutual written agreement of the Company and the Stockholders.

3.2	Effect of Termination

Article 4 shall survive the termination of this Agreement. No termination pursuant to Section 3.1 shall relieve any party hereto from liability for any breach of this Agreement prior to such termination.

ARTICLE 4

GENERAL

4.1	Notices

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given to a party if delivered in person or sent by overnight delivery (providing proof of delivery) to the party at the following addresses (or at such other address for a party as shall be specified by like notice) on the date of delivery, or if by facsimile, upon confirmation of receipt:

If to the Company:	BMC Software, Inc. 2101 CityWest Boulevard Houston, TX 77042-2827 Attention: Patrick K. Tagtow Telephone: 713-918-3301 Facsimile: 713-918-8000

with a copy (which shall not constitute notice) to	Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, NY 10019 Attention: David C. Karp Telephone: 212-403-1327 Facsimile: 212-403-2327

If to the Stockholders and any of their Representatives	c/o Elliott Management Corporation 40 West 57th Street New York, NY 10019 Attention: Jesse Cohn Telephone: 212-478-2870 Facsimile: 212-478-2871

with a copy (which shall not constitute notice) to	Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, NY 10019 Attention: Robert B. Schumer, Steven J. Williams Facsimile: 212-757-3990

4.2	No Third-Party Beneficiaries

Nothing in this Agreement, whether express or implied, is intended to or shall confer any rights, benefits or remedies under or by reason of this Agreement on any persons other than the parties hereto, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party.

4.3	Governing Law

This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to the conflict of law principles thereof. The parties and their respective Representatives: (a) irrevocably and unconditionally consent and submit to the jurisdiction of the state and federal courts located in the State of Delaware for purposes of any action, suit or proceeding arising out of or relating to this Agreement; (b) agree that service of any process, summons, notice or document by U.S. registered mail to the address set forth in Section 4.1 of this Agreement shall be effective service of process for any action, suit or proceeding brought against them; (c) irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement in any state or federal court located in the State of Delaware; and (d) irrevocably and unconditionally waive the right to plead or claim, and irrevocably and unconditionally agree not to plead or claim, that any action, suit or proceeding arising out of or relating to this Agreement that is brought in any state or federal court located in the State of Delaware has been brought in an inconvenient forum.

4.4	Assignment

This Agreement shall be binding upon and inure to the benefit of and be enforceable only by the parties hereto. No party to this Agreement may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise.

4.5	Amendments; Waivers

This Agreement may only be amended pursuant to a written agreement executed by all the parties, and no waiver of compliance with any provision or condition of this Agreement and no consent provided for in this Agreement shall be effective unless evidenced by a written instrument executed by the party against whom such waiver or consent is to be effective. No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

4.6	Entire Agreement

This Agreement, the Amendment, the Merger Agreement, the Voting Agreement, Existing Confidentiality Agreement, the Equity Commitment Letters (as defined in the Amendment) and the Limited Guarantees (as defined in the Amendment) constitute the entire agreement of all the parties and supersedes any and all prior and contemporaneous agreements, memoranda, arrangements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof. No representation, warranty, promise, inducement or statement of intention has been made by any party which is not contained in this Agreement and no party shall be bound by, or be liable for, any alleged representation, promise, inducement or statement of intention not contained herein. The parties expressly disclaim reliance on any information, statements, representations or warranties regarding the subject matter of this Agreement other than the terms of this Agreement.

4.7	Counterparts

This Agreement may be executed in any number of counterparts (including by facsimile transmission), each of which shall be deemed to be an original, but all of which together shall constitute one binding agreement on the parties, notwithstanding that not all parties are signatories to the same counterpart.

4.8	Expenses

All attorneys’ fees, costs and expenses incurred in connection with this Agreement and all matters related hereto will be paid by the party incurring such fees, costs or expenses.

4.9	Captions

The captions contained in this Agreement are for convenience only and shall not affect the construction or interpretation of any provisions of this Agreement.

4.10	Specific Performance

The parties agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that such damage would not be adequately compensable in damages. It is accordingly agreed that the parties are entitled to seek an injunction or specific performance of the terms hereof in addition to any other remedies at law or in equity, and a party will not take any action, directly or indirectly, in opposition to another party seeking relief on the grounds that any other remedy or relief is available at law or in equity, and the parties further agree to waive any requirement for the security or posting of any bond in connection with such remedy or relief.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

BMC SOFTWARE, INC.

By:	/s/ Robert E. Beauchamp
Name:	Robert E. Beauchamp
Title:	Chairman of the Board, President and Chief Executive Officer

ELLIOTT ASSOCIATES, L.P.

By: Elliott Capital Advisors, L.P., as General Partner
By: Braxton Associates, Inc., as General Partner

By:	/s/ Elliot Greenberg
Name:	Elliot Greenberg
Title:	Vice President

ELLIOTT INTERNATIONAL, L.P.

By: Elliott International Capital Advisors Inc.,as Attorney-in-Fact

By:	/s/ Elliot Greenberg
Name:	Elliot Greenberg
Title:	Vice President

[Signature Page to the Standstill Agreement between BMC Software, Inc. and Elliott]